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                                                                    Exhibit 99.1

                                                                    NEWS RELEASE
================================================================================
The Bibb Company  . 100 Galleria Parkway  .  Suite 1750  .   Atlanta, Georgia
30339  .  (770) 644-7000   .  Fax (770) 644-7085


     FOR IMMEDIATE RELEASE          CONTACT:  Chuck Tutterow
     ---------------------
                                              Vice President and Chief
                                              Financial Officer
                                              770-644-7050


                  THE BIBB COMPANY ANNOUNCES MERGER AGREEMENT
                              WITH DAN RIVER INC.

ATLANTA (June 29, 1998) -- The Bibb Company (AMEX:BIB) and Dan River Inc. (NYSE:DRF) today announced that they entered into a merger agreement under which Dan River will acquire Bibb for a combination of cash and Dan River stock in a tax-free transaction valued in excess of $250 million, including assumed debt. Each Bibb shareholder will be entitled to elect whether to receive $16.50 in cash, .84615 shares of Dan River Class A common stock, or a combination thereof, for each Bibb share they hold, subject to proration. The combined companies will have total sales of approximately $750 million of which home fashions sales will be approximately $500 million, making Dan River one of the largest vertical manufacturers and marketers of bed products in the U.S.

The transaction is expected to be accretive to earnings per share in 1999 and will be accounted for as a purchase. Dan River expects to issue approximately
4.3 million Class A shares and to fund the cash portion of the acquisition from the combination of a new debt offering and new bank financing.

Michael L. Fulbright, chairman, chief executive officer and president of The Bibb Company, said, "Not only does the transaction deliver very attractive value to our shareholders in the near term, but the strategic implications of this merger bring the opportunity for continuous enhancement to shareholder value with the creation of an enterprise that will benefit customers, employees and suppliers. We are quite proud of the accomplishments of our Bibb associates which allow us to bring together these two outstanding companies."

Joseph L. Lanier, Jr., chairman and chief executive officer of Dan River, said, "The acquisition of Bibb permits us to continue expanding our home fashions business and allows us to further diversify our operations with the addition of Bibb's Engineered Products Division. It enhances our already strong position in the fashion bedding market while bringing to Dan River three important business segments that are new to us: the juvenile, health care and hospitality markets. We intend to continue to lower our cost structure through our ongoing modernization programs and by rationalizing the administrative functions and aligning the manufacturing operations of the two companies. We are excited by the opportunity to create a stronger, more competitive home fashions company and the benefits it will bring to our shareholders, associates and customers."

BIBB Announces Merger Agreement
     with Dan River Inc.
Page 2
June 29, 1998


The companies will prepare and mail to their shareholders a proxy statement including more detailed information on the transaction and will seek approval of the transaction at special shareholders' meetings. In addition to shareholder approval, the transaction is subject to regulatory conditions and is expected to be completed by September 1998.

Dan River Inc. is a leading manufacturer and marketer of textile products for the home fashions and apparel fabrics markets. The company designs, manufacturers and markets a coordinated line of value-added home fashions products consisting of packaged bedroom furnishings such as comforters, sheets, pillowcases, shams, bed skirts, decorative pillows and draperies. These home fashions products are sold under the Dan River trade name as well as Alexander Julian, D. Porthault, John Wilman and Nautica licenses. Dan River also manufacturers and markets a broad range of high quality woven and cotton blend fabrics for apparel and is the leading supplier of men's dress shirting fabrics in North America. Dan River operates manufacturing facilities in Virginia, North Carolina and Tennessee.

Bibb is a manufacturer and marketer of consumer products for the home, principally sheets, bedding and bath accessories; textile products for the hospitality and healthcare industries; and specialty engineered textile products used in making high-pressure hoses and other industrial products. Bibb operates manufacturing facilities in Georgia, South Carolina and Virginia.

Statements herein regarding anticipated performance in future periods constitute forward-looking statements under applicable securities laws. The Company's future performance could be materially and adversely affected by, among other things, decreases in demand for the Company's products; the failure to remain competitive with respect to factors such as price, product styling and customer service; fluctuations in the price and availability of cotton; the deterioration of relationships with material customers; failure to obtain the benefits of the merger; and adverse changes in general market and industry conditions. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations.

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